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                            EXHIBIT 22.1

                        List of Subsidiaries

1. MicroProse, Inc.  (a California Company)

2. MicroProse Texas, Inc. (a Delaware Company)

3. MicroProse Software, Inc. (a Maryland Company)

4. Stealey, Inc. (a Maryland Company)

5. Sid Co., Inc. (a Maryland Company)

6. Bullet-Proof Software, Inc. (a Washington Company)

7. Spectrum Holobyte Japan, Inc. (a Japanese Company)

8. MPS Software Distribution GmbH (a German Company)

9. MicroProse Limited (a United Kingdom Company)

10. MicroProse Software Ltd. (a United Kingdom Company)

11. MPS Technologies Ltd. (a United Kingdom Company)

12. MicroProse France SARL (a French Company)

13. MicroProse Software GmbH (a German Company)

14. Leisuresoft Vertriebs GmbH (a German Company)*



*Except with regard to Leisuresoft Vertriebs GmbH, the Registrant directly or indirectly owns 100% of the above listed subsidiaries. The Registrant indirectly, through MicroProse, Inc., owns only 90% of Leisuresoft Vertriebs GmbH.